                                                                   EXHIBIT 19

(LOGO)

AMERICAN
BUSINESS
PRODUCTS
INC.


QUARTERLY REPORT TO SHAREHOLDERS

3 MONTHS ENDED MARCH 31, 1994

                        AMERICAN BUSINESS PRODUCTS, INC.
- - --------------------------------------------------------------------------------

[LOGO]

TO OUR SHAREHOLDERS:

Sales advanced to a new record for the first quarter while a combination of factors contributed to lower earnings. Even so, the quarterly earnings have been exceeded only once in a first quarter in the history of the Company.

The increase of 19.5% in our sales set an all-time high at $140.7 million. Income before the effect of mandated accounting charges (FASB 112) was $4.3 million or $.40 per share compared with $4.7 million or $.44 per share for the first quarter last year. After giving effect to the non-cash charge, net income was $3.7 million or $.34 per share. This one-time accounting charge must be taken in 1994 by all companies providing post-employment benefits.

Factors affecting profits included severe weather in the East and Midwest combined with the California earthquake, disrupting production at 23 of our 41 production facilities and resulting in unusual labor costs to fulfill customer service commitments. Other factors were strong pricing competition for some product lines and a higher federal tax rate. With more normal conditions and moderate growth in the economy, we expect a good year.

At the annual meeting of shareholders yesterday, four directors were elected to new three-year terms; Duane Ackerman, John Aderhold, Thomas Keller and Marvin Schmalzried. Following a succession plan announced last December, W. J. Biggers retired as Chairman of the Board; CEO, Thomas R. Carmody was elected to that position; and Chief Operating Officer, Robert W. Gundeck was promoted from Executive Vice President to President of the Company.

The Directors approved a regular quarterly dividend of $.20 per share payable June 15 to shareholders of record June 1.

Thomas R. Carmody                   Robert W. Gundeck
Chairman and                        President and
Chief Executive Officer             Chief Operating Officer



April 28, 1994
- - ------------------------------------------------------------------------------------------

                  FINANCIAL HIGHLIGHTS                              FIRST QUARTER
                  PERIOD ENDED MARCH 31                        1994               1993
Net sales                                                  $140,715,000       $117,749,000
Net income                                                    3,661,000          4,670,000
Net income per common share                                         .34                .44
Dividends per common share                                          .20              .1875

- - ------------------------------------------------------------------------------------------



                               CONSOLIDATED INCOME STATEMENTS
- - ------------------------------------------------------------------------------------------

                                                                 1994             1993
                                                             ------------     ------------
QUARTER ENDED MARCH 31
Net Sales..................................................  $140,715,000     $117,749,000
                                                             ------------     ------------
Cost of Goods Sold.........................................    98,790,000       81,753,000
Selling and Administrative Expenses........................    32,773,000       28,092,000
                                                             ------------     ------------
                                                              131,563,000      109,845,000
                                                             ------------     ------------
Operating Income...........................................     9,152,000        7,904,000
Other Income (Expense)
  Interest expense.........................................    (2,366,000)      (1,264,000)
  Miscellaneous -- net.....................................       237,000          465,000
                                                             ------------     ------------
Income Before Income Taxes and Cumulative Effect of Changes
  in Accounting Principles.................................     7,023,000        7,105,000
Provision for Income Taxes.................................     2,757,000        2,435,000
                                                             ------------     ------------
Income Before Cumulative Effect of Changes in Accounting
  Principles...............................................     4,266,000        4,670,000
Cumulative Effect of Changes In Accounting Principles......      (605,000)
                                                             ------------     ------------
Net Income.................................................  $  3,661,000     $  4,670,000
                                                             ------------     ------------
                                                             ------------     ------------
Per Common Share:
  Income Before Cumulative Effect of Changes in Accounting
     Principles............................................  $        .40     $        .44
  Net Income...............................................           .34              .44
Dividends Per Common Share.................................           .20            .1875
Average Number of Common Shares Outstanding................    10,682,195       10,686,076

                                  (Unaudited)
- - ------------------------------------------------------------------------------------------





                          CONSOLIDATED BALANCE SHEETS
- - -----------------------------------------------------------------------------------------

                                                             MARCH 31,       DECEMBER 31,
                                                                1994             1993
                                                            ------------     ------------
Current Assets
  Cash and cash equivalents...............................  $ 24,799,000     $ 30,151,000
  Accounts receivable, less allowances of $2,277,000 and
     $2,218,000...........................................    68,872,000       65,000,000
  Inventories.............................................    48,471,000       45,687,000
  Other...................................................       809,000          930,000
                                                            ------------     ------------
          Total Current Assets............................   142,951,000      141,768,000
Plant And Equipment -- At Cost
  Land....................................................     5,940,000        5,940,000
  Buildings and improvements..............................    48,603,000       48,475,000
  Machinery and equipment.................................   124,136,000      121,805,000
                                                            ------------     ------------
                                                             178,679,000      176,220,000
  Less accumulated depreciation...........................    85,292,000       81,772,000
                                                            ------------     ------------
                                                              93,387,000       94,448,000
Intangible Assets From Acquisitions
  Goodwill, less amortization of $1,872,000 and
     $1,651,000...........................................    32,245,000       31,634,000
  Other, less amortization of $3,398,000 and $3,173,000...     3,049,000        3,274,000
                                                            ------------     ------------
                                                              35,294,000       34,908,000
Deferred Income Taxes.....................................     8,263,000        7,963,000
Other Assets..............................................    21,565,000       23,105,000
                                                            ------------     ------------
                                                            $301,460,000     $302,192,000
                                                            ------------     ------------
                                                            ------------     ------------
Current Liabilities
  Accounts payable........................................  $ 34,510,000     $ 36,241,000
  Salaries and wages......................................     8,534,000        8,530,000
  Profit sharing contributions............................     1,196,000        4,106,000
  Income taxes............................................     1,299,000          200,000
  Current maturities of long-term debt....................     6,253,000        6,253,000
                                                            ------------     ------------
          Total Current Liabilities.......................    51,792,000       55,330,000
Long-Term Debt And Capital Leases.........................    85,202,000       85,580,000
Supplemental Retirement Benefits..........................    13,552,000       12,880,000
Postretirement Benefits...................................    22,289,000       21,309,000
Stockholders' Equity
  Common stock -- $2 par value; authorized 50,000,000
     shares, issued 10,774,484 shares.....................    21,549,000       21,549,000
  Retained earnings.......................................   109,246,000      107,728,000
  Foreign currency translation adjustment.................      (433,000)        (433,000)
                                                            ------------     ------------
                                                             130,362,000      128,844,000
  Less 91,382 and 92,391 shares of Common Stock in
     treasury -- at cost..................................     1,737,000        1,751,000
                                                            ------------     ------------
                                                             128,625,000      127,093,000
                                                            ------------     ------------
                                                            $301,460,000     $302,192,000
                                                            ------------     ------------
                                                            ------------     ------------

                                  (Unaudited)

- - -----------------------------------------------------------------------------------------



                          ABP SHAREHOLDER INFORMATION

ABP has a Dividend Reinvestment Plan which is open to all shareholders of ABP common stock. This Plan allows the reinvestment of dividends on a regular quarterly basis and accepts optional cash investments from $10 to $1,000 per month. If you would like more information on this program, you can write to Diana Coursey, Investor Relations, American Business Products, Inc., P.O. Box 105684, Atlanta, Georgia 30348.

If you have a change of address, need to transfer shares or have other questions regarding your current ABP holdings you can contact Wachovia Bank of North Carolina, P.O. Box 3001, Winston-Salem, NC 27102-3001 or call 1 (800) 633-4236.

(LOGO) AMERICAN BUSINESS PRODUCTS, INC.
                 2100 RIVEREDGE PARKWAY
                             SUITE 1200
                     ATLANTA, GA. 30328
                           404-953-8300

                       MAILING ADDRESS:
                        P.O. BOX 105684
                     ATLANTA, GA. 30348